EXHIBIT 10.125

                                                           Dr. Bogdan C. Maglich
                                                                    Chairman/CEO

September 9, 2005

Mr. Vladimir Stanich
13140 Neddick Avenue
Poway, CA 92064

Dear Vladimir:

Please accept the following engagement letter related to your providing engineering consulting and manufacturing planning as an independent contractor for a period of 3 months, at which time an extended appointment may be considered following a performance review.

Your engagement will be effective August 15, 2005 under the following terms and conditions:

      1. a). Your tasks will focus on engineering and production planning, as well as contributing to the design and implementation of manufacturing operations; and

            b). You agree to deliver to management monthly written reports of your activities and performance of your duties; and

            c). You will serve as a consultant to the Management Committee of HiEnergy Technologies, Inc. and report directly to me.

      2.    You will be working no less than four (4) days per week.

      3.    In consideration of the services to be performed hereunder:

            a). You will be paid $3,500 per month in cash, to be paid in equal installments on a bi-weekly basis; and

            b). you will be paid $15,000 per month in deferred compensation which shall be paid in the form of marketable shares of common stock of the Company.

            The Company will make timely reimbursements for any pre-approved and/or programmed expenses that may be incurred by you.

      4. In the event the Company files a registration statement on S-8, the Company will include any shares earned by you as compensation for services rendered hereunder and may at its option pay you with registered S-8 stock with value equivalent to the above stated compensation. In the event the Company pays you in advance for future services and if you were to voluntary resign or be fired for cause prior to providing said services, the pro-rata portion of time not worked would be refundable to the Company . In the event that the value of the stock falls between the date of receipt and the date you are able to liquidate such shares lawfully in the public market, the Company agrees to issue to you for no further consideration such additional number of shares as is equal to the dollar balance of compensation earned for which payment has not then been received directly or through the sale of stock (including any accrued interest hereunder).
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Mr. Vladimir Stanich
September 9, 2005
Page 2 of 2


      5. You will preserve Company confidential information in accordance with established Company agreement on the proprietary policies and procedures, a copy of which has been provided to you and which represents an integral part of this Employment Letter Agreement.

The Company is herewith obligated to meet the above terms and conditions upon your acceptance of the engagement, with exception to any equity based compensation, the issuance of which shall be subject to an approval by the Company's Board of Directors.

This letter shall be governed by the laws of the State of California (without giving effect to internal choice of law rules). The terms of this letter agreement may be modified only by a writing signed by both parties. Oral modifications are not enforceable. To the extent of any inconsistency, this agreement shall supersede any previous agreement.

I hope you will find the creative climate of the company stimulating, such that your talents will manifest at their best.

Please confirm your acceptance of the offer by cosigning this letter below.

Sincerely,

HiEnergy Technologies, Inc. by

/s/ Bogdan C. Maglich

Dr. Bogdan C. Maglich
Chairman & CEO

In acceptance of the above terms:

/s/ Vladimir Stanich                        9-14-05
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Vladimir Stanich                            Date